UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 3, 2018

OSPREY ENERGY ACQUISITION CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-38158	82-0820780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1845 Walnut Street, 10th Floor
Philadelphia, PA

(address of principal executive offices)

19103
(zip code)

(215) 832-4161

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 UR 230.425)
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencements communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Contribution Agreement

On June 3, 2018, Osprey Energy Acquisition Corp., a Delaware corporation (the “Company”), entered into a contribution agreement (the “Contribution Agreement”) by and among Royal Resources L.P., a Delaware limited partnership (“Royal LP”), Royal Resources GP L.L.C., a Delaware limited liability company (“Royal GP” and collectively with Royal LP, “Royal”), Noble Royalties Acquisition Co., LP, a Delaware limited liability partnership (“NRAC”), Hooks Ranch Holdings LP, a Delaware limited partnership (“Hooks Holdings”) and DGK ORRI Holdings, LP, a Delaware limited partnership (“DGK”), DGK ORRI GP LLC, a Delaware limited liability company (“DGK GP”) and Hooks Holding Company GP, LLC, a Delaware limited liability company (“Hooks GP”, and collectively with NRAC, Hooks Holdings, DGK, and DGK GP, the “Contributors”), pursuant to which the Company will acquire from the Contributors all of their limited partnership interests in certain subsidiaries (the “Contributed Entities”) named in the Contribution Agreement. The acquisition of the Contributed Entities pursuant to the Contribution Agreement is referred to herein as the “Business Combination” and the transactions contemplated by the Contribution Agreement are referred to herein as the “Transactions.”

Pursuant to the Contribution Agreement, at the closing of the Transactions (the “Closing”), the Company will contribute cash to a newly formed Delaware limited partnership and wholly owned subsidiary of the Company (“Opco”), in exchange for (a) a number of common units representing limited partner interests in Opco (the “Common Units”) equal to the number of shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A Common Stock”), outstanding as of the Closing and (b) a number of Opco warrants exercisable for Common Units equal to the number of the Company’s warrants outstanding as of the Closing. Following the Closing, the Company will control Opco through the sole general partner of Opco, a newly formed Delaware limited liability company and wholly owned subsidiary of the Company.

Pursuant to the Contribution Agreement, at the Closing, the Contributors will receive consideration of $800 million plus reimbursement of certain of their transaction expenses. The $800 million consideration shall consist of (i) $400 million of cash and (ii) 40 million of Common Units, with each Common Unit valued at $10.00 per unit. If there is insufficient cash at Closing to pay $400 million to the Contributors (as a result of redemptions or otherwise), then the Contributors shall receive less cash, and more Common Units with each additional Common Unit valued at $10.00 per unit. As a condition to the Contributors’ obligation to consummate the Transactions, the cash consideration available to be paid to them must total at least $355 million, in the aggregate. For each Common Unit received by the Contributors as consideration, the Company will also issue to the Contributors one share of a newly created non-economic Class C common stock of the Company, par value $0.0001 per share (the “Class C Common Stock”), entitling the holder to one vote per share.

In addition to the above, the Contributors will be entitled to receive earn-out consideration to be paid in the form of Common Units (with a corresponding number of shares of Class C Common Stock) if the 30-day volume-weighted average price (“30-Day VWAP”) of the Class A Common Stock equals or exceeds certain hurdles set forth in the Contribution Agreement. If the 30-Day VWAP of the Class A Common Stock is $12.50 or more per share at any time within the seven (7) years following the Closing, Royal LP will receive (i) an additional 10 million Common Units (and an equivalent number of shares of Class C Common Stock), plus (ii) an amount of Common Units (and an equivalent number of shares of Class C Common Stock) equal to (x) the amount by which annual cash dividends paid on each share of Class A Common Stock exceeds $0.50 in each year between the Closing and the date the first earn-out is achieved (with any dividends paid in the stub year in which the first earn-out is achieved annualized for purposes of determining what portion of such dividends would have, on an annual basis, exceeded $0.50), multiplied by 10 million, (y) divided by $12.50. If the 30-Day VWAP of the Class A Common Stock is $15.00 or more per share at any time within the seven (7) years following the Closing (which threshold is reduced by the amount by which annual cash dividends paid on each share of Class A Common Stock exceeds $0.50 in each year between the Closing and the date the earn-out is achieved, but not below $12.50), Royal LP will receive an additional 10 million Common Units (and an equivalent number of Class C Common Stock.

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The Contributors will be entitled to the earn-out consideration described above in connection with certain liquidity events of the Company, including a merger or sale of all or substantially all of the Company’s assets, if the consideration paid to holders of Class A Common Stock in connection with such liquidity event is greater than any of the above-specified 30-Day VWAP hurdles.

Following the Closing, the combined company, which will be named “Falcon Minerals Corporation” and will be operated as an “Up-C,” meaning that substantially all the assets of the combined company will be held by Opco, and the Company’s only assets will be its equity interests in Opco and the general partner of Opco. Each Common Unit, together with one share of Class C Common Stock, will be exchangeable for one share of Class A Common Stock at the option of the holder, subject to certain restrictions.

Representations, Warranties and Covenants

The Contribution Agreement contains customary representations and warranties by the parties thereto.

The Contribution Agreement also contains customary pre-closing covenants of the parties, including the obligation of the Contributors to cause the Contributed Entities to conduct their respective businesses in the ordinary course consistent with past practice and to refrain from taking certain specified actions, subject to certain exceptions, without the prior written consent of the Company. Additionally, Royal, the Contributors and the Contributed Entities have agreed not to directly or indirectly solicit, negotiate or enter into any agreement with any other person relating to an acquisition of any interests in such party or all or substantially all of such party’s assets. Similarly, the Company has agreed not to solicit, negotiate or enter into any agreement with any person (other than Royal) relating to a potential business combination involving the Company.

Conditions to the Parties’ Obligations to Consummate the Transactions

Under the Contribution Agreement, the obligations of the parties to consummate the Transactions are subject to a number of customary conditions, including, among others, the following: (i) the absence of a law, order or injunction prohibiting the Transactions, (ii) if applicable, the expiration of the waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the representations and warranties of the other party being true and correct, subject to the materiality standards contained in the Contribution Agreement, (iv) material compliance by the other party with their respective covenants, (v) the approval for NASDAQ or NYSE listing of the shares of Class A Common Stock issuable in the Transactions and (vi) the receipt of required approvals of the Company’s stockholders of the Business Combination and the Transactions. In addition, under the Contribution Agreement, the obligation of the Contributors to consummate the Transactions is subject to the Contributors receiving cash consideration of no less than $355 million at Closing, in the aggregate.

Termination Rights

The Contribution Agreement contains certain customary termination rights, including, among others, the following: (i) if the closing of the Transactions is not consummated by December 31, 2018 (the “Outside Date”); (ii) upon the mutual written consent of the Contributors (acting jointly) and the Company; (iii) if the consummation of the Transactions is prohibited by law; (iv) upon an uncured breach of a representation, warranty, covenant or other agreement by the other that would result in the failure of the conditions to the terminating party’s obligation to consummate the Transactions or (v) if approval of the Company’s stockholders of the Business Combination and the Transactions has not been obtained at the special meeting of stockholders convened to vote on the Business Combination and the Transactions. None of the parties to the Contribution Agreement is required to pay a termination fee or reimburse any other party for its expenses as a result of a termination of the Contribution Agreement.

Charter Amendments

Pursuant to the Contribution Agreement, the Company will amend its certificate of incorporation to, among other things, provide for the creation of Class C Common Stock and to eliminate provisions relating to the Business Combination that will no longer be applicable to the Company following the Closing.

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Pursuant to the amended certificate of incorporation, each share of Class C Common Stock will entitle the holder to one vote, alongside holders of Class A Common Stock in any stockholder vote. Holders of Class C Common Stock will not be entitled to any dividends or distributions upon liquidation of the Company, and the Company is not permitted to enter into any business combination or other sale transaction pursuant to which holders of Common Units would receive a different form or amount of consideration as holders of Class A Common Stock, or in which shares of Class C Common Stock are exchanged for any consideration. Shares of Class C Common Stock cannot be transferred separate from the Common Units to which they correspond, and when coupled with a Common Unit, a share of Class C Common Stock is exchangeable for a share of Class A Common Stock.

Other Ancillary Agreements

The Contribution Agreement also contemplates the execution by the parties of various agreements at the Closing, including, among others, (i) a registration rights agreement and (ii) a shareholder agreement.

Registration Rights Agreement. Concurrently with the Closing, the Company and the Contributors will enter into a registration rights agreement (the “Registration Rights Agreement”), a form of which is annexed to the Contribution Agreement. Pursuant to the terms of the Registration Rights Agreement and in the manner contemplated thereby, the Company will have certain obligations to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), all or any portion of the shares of Class A Common Stock that the holders hold as of the date of such agreement and that they may acquire thereafter, including upon the exchange or redemption of any other security therefor. Additionally, the Registration Rights Agreement provides for customary demand and piggyback rights.

Shareholder Agreement. Concurrently with the Closing, the Company, Osprey Sponsor. LLC, a Delaware limited liability company (“Osprey Sponsor”), Royal, the Contributors and Blackstone Management Partners, L.L.C. (“Blackstone”) will enter into a shareholders’ agreement (the “Shareholder Agreement”), a form of which is annexed to the Contribution Agreement.

Pursuant to the Shareholder Agreement, there will be 11 members on the board of directors (the “Board”) of the Company following the Closing, consisting of six (6) directors designated by Blackstone, two (2) directors designated by Osprey Sponsor and three (3) independent directors mutually selected by Blackstone and Osprey Sponsor. The Company will disclose the names of the directors constituting the initial Board prior to the Closing.

The directors designated by Osprey Sponsor will serve until the third stockholders’ meeting following the Closing, and during such term Osprey Sponsor or its successor will be entitled to name a replacement director in the event either of its designees leaves the Board. Blackstone will be entitled to designate for nomination by the Company for election (i) six (6) directors to serve on the Board so long as Blackstone holds more than 40% of the voting power of the Company, with three independent directors also serving on the Board, (ii) four (4) directors so long as Blackstone holds between 20% and 40% of the voting power of the Company, with five (5) independent directors also serving on the Board, (iii) two (2) directors so long as Blackstone holds between 10% and 20% of the voting of the Company, with five (5) independent directors also serving on the Board and (iv) one (1) director so long Blackstone holds between 5% and 10% of the voting power of the Company, with five (5) independent directors also serving on the Board. The Shareholder Agreement will terminate upon the later of (x) the time Blackstone is no longer entitled to designate a director for nomination to the Board and (y) following the third annual meeting of stockholders of the Company.

The foregoing description of the Contribution Agreement and related agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Contribution Agreement, a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K (this “Current Report”). The Contribution Agreement is filed herewith to provide investors with information regarding their respective terms, and are not intended to provide any other factual information about the parties. In particular, the assertions embodied in the representations and warranties contained in the Contribution Agreement were made as of the date of the Contribution Agreement only and are qualified by information in confidential disclosure schedules provided by the parties to each other in connection with the signing of the Contribution Agreements. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Contribution Agreement. Moreover, certain representations and warranties in the Contribution Agreement may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Contribution Agreement as characterizations of the actual statements of fact about the parties.

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Voting Agreement

On June 3, 2018, Royal, Osprey Sponsor and certain other persons named therein entered into a voting agreement (the “Voting Agreement”) pursuant to which such parties agreed to, among other things, vote all shares of the Company it beneficially owns in favor of the stockholder proposals approving the Business Combination and the Transactions contemplated under the Contribution Agreement. The Voting Agreement also provides that the parties thereto shall refrain from disposing, encumbering, redeeming or converting its voting shares of the Company and refrain from soliciting, negotiating or entering into any agreement with any person relating to a potential business combination involving the Company. The Voting Agreement terminates upon the earlier of (x) the date the stockholder approval of the Business Combination and the Transactions has been obtained and (y) the date on which the Contribution Agreement is terminated.

The foregoing description of the Voting Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Voting Agreement, a copy of which is filed as Exhibit 99.1 to this Current Report and is incorporated herein by reference.

Subscription Agreement

In connection with its entry into the Contribution Agreement, the Company entered into subscription agreements (the “Subscription Agreements”), each dated as of June 3, 2018, with certain qualified institutional buyers and accredited investors (the “Investors”), pursuant to which, among other things, the Company agreed to issue and sell in a private placement an aggregate of 11,480,000 shares of Class A Common Stock to the Investors for aggregate consideration of approximately $114,800,000 (the “Private Placement”). The proceeds from the Private Placement will be used to fund a portion of the cash consideration required to effect the Business Combination. The Private Placement is conditioned upon the satisfaction or waiver of all conditions precedent to the closing of the transactions contemplated by the Contribution Agreement and other customary conditions, and is expected to close concurrently with, the Business Combination. The Subscription Agreements will terminate, and be of no further force and effect, upon the earliest to occur of (i) the termination of the Contribution Agreement in accordance with its terms, (ii) the failure of the parties to satisfy the conditions to Closing set forth in the Contribution Agreement, including the receipt of required approvals of the Company’s stockholders of the Business Combination and the Transactions, (iii) the mutual written agreement of the parties, and (iv) the Outside Date if the Closing has not occurred by such date.

The Subscription Agreements provide that the Company must register the resale of the shares of Class A Common Stock issued thereunder pursuant to a registration statement to be filed within 15 calendar days after consummation of the Transactions.

The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions of the Subscription Agreements, a form of which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

Lockup Agreement

In connection with the Company’s entry into the Contribution Agreement, the Investors in the Private Placement that hold shares of Class A Common Stock as of the date of the Subscription Agreement, representing approximately 7.5 million shares of Class A Common Stock, entered into lockup agreements (the “Lockup Agreements”) pursuant to which they have agreed to refrain from transferring, selling or otherwise disposing of shares of Class A Common Stock beneficially owned by them as of the date of the Lockup Agreement until the earlier of the Closing and the termination of the Contribution Agreement, and to waive their redemption rights with respect to their shares of Class A Common Stock in connection with the Business Combination.

The foregoing description of the Lockup Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Lockup Agreement, a form of which is filed as Exhibit 10.2 to this Current Report and is incorporated herein by reference.

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Item 3.02	Unregistered Sales of Equity Securities

In connection with the Closing, and as described in more detail above in Item 1.01 of this Current Report, the Company expects to issue shares of Class C Common Stock to the Contributors pursuant to the Contribution Agreement and shares of Class A Common Stock to the Investors pursuant to the Subscription Agreements. The shares of Class C Common Stock and Class A Common Stock to be issued will not be registered under the Securities Act, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. The disclosure set forth above in Item 1.01 of this Current Report is incorporated by reference herein.

Item 8.01	Other Events

On June 4, 2018, the Company issued a press release regarding the Business Combination and the Transactions, a copy of which is furnished as Exhibit 99.2 hereto.

On June 4, 2018, the Company issued an investor presentation regarding the Business Combination and the Transactions, a copy of which is furnished as Exhibit 99.3 hereto.

Commitment Papers

On June 3, 2018, Opco entered into a commitment letter (the “Debt Commitment Letter”) with the lenders party thereto (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties committed to make available to the Company in accordance with the terms of the Debt Commitment Letter, on the date of Closing, a revolving credit facility in the aggregate principal amount of up to $500 million (the “Revolving Credit Facility”). A portion of the proceeds of the borrowings under the Revolving Credit Facility will be used to finance the cash portion of the consideration and the costs and the expenses of the business combination.

Certain Operational and Financial Information

In connection with the announcement of the Transactions, the Company is furnishing certain unaudited operational and financial metrics for the assets being acquired from Royal.

●	Selected historical operational and financial metrics for the assets being acquired from Royal are as follows:

o	Production of 5,788 Boe/day, 4,342 Boe/day and 4,699 Boe/day for the years 2015, 2016 and 2017, respectively.

o	Total revenue of $65.8 million, $44.3 million and $61.4 million for the years 2015, 2016 and 2017, respectively.

o	Lease cash flow of $58.4 million, $38.6 million and $55.0 million for the years 2015, 2016 and 2017, respectively. Lease cash flow is defined as revenue less operating expenses, which include production and ad valorem taxes as well as gathering and transportation expenses.

●	Estimated decline of the South Texas assets being acquired from Royal is as follows: Approximately 47% from Q2 2018 to Q2 2019, 37% from Q4 2018 to Q4 2019 and 26% from Q4 2019 to Q4 2020.

●	3P reserves by operator for the South Texas assets being acquired from Royal are as follows: ConocoPhillips, BHP/Devon and EOG Resources comprise 30,692 Mboe, 14,748 Mboe and 6,613 Mboe, respectively, of 12/31/17 3P reserves for South Texas assets being acquired at 4/2/2018 First Call Pricing (~$60 WTI and ~$3 HHub for 2018 and 2019), which includes both the Eagle Ford and Austin Chalk. These three operators represent approximately 96% of combined 3P reserves for South Texas assets being acquired.

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●	3P undeveloped locations by IRR at 4/2/2018 First Call Pricing for the assets being acquired from Royal are as follows:

o	82.7% of total locations, 78.4% of Eagle Ford locations, 98.6% of Austin Chalk locations and 45.6% of Marcellus locations generate IRRs to operators in excess of 100%

o	10.2% of total locations, 12.9% of Eagle Ford locations, 1.4% of Austin Chalk locations and 17.8% of Marcellus locations generate IRRs to operators of less than 10%

Item 9.01.	Financial Statements and Exhibits.

(d)       Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits
2.1*	Contribution Agreement, dated as of June 3, 2018, among Royal Resources L.P., Royal Resources GP L.L.C., Nobel Royalties Acquisition Co. LP, Hooks Ranch Holdings LP, DGK ORRI Holdings, LP, DGK ORRI GP LLC, Hooks Holding Company GP, LLC and Osprey Energy Acquisition Corp.
10.1*	Form of Subscription Agreement, dated as of June 3, 2018, by and between Osprey Energy Acquisition Corp. and the subscriber named therein.
10.2	Form of Lockup Agreement, dated as of June 3, 2018, by and between Osprey Energy Acquisition Corp. and the holders named therein.
99.1*	Voting Agreement, dated as of June 3, 2018, among Royal Resources L.P., Osprey Sponsor, LLC and certain other persons party thereto.
99.2	Press Release dated June 3, 2018.
99.3	Investor Presentation dated June 3, 2018.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

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Forward-Looking Statements

Certain statements contained in this current report on Form 8-K (“Current Report”), which reflect the current views of the Company and Royal with respect to future events and financial performance, and any other statements of a future or forward-looking nature, constitute “forward-looking statements” for the purposes of federal securities laws. These forward-looking statements include, but are not limited to, statements with respect to the completion of the transactions contemplated by the definitive agreement between the Company, Royal and the Contributors, the future operating and financial performance, business plans and prospects of the combined company and the planned dividends of the combined company. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. The forward-looking statements contained in this Current Report are based on the Company’s and Royal’s current expectations and beliefs concerning future developments and their potential effects on the Company and Royal. There can be no assurance that future developments affecting us will be those that we have anticipated. You should not place undue reliance on these forward-looking statements. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the Company’s or Royal’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements.

A description of certain risks and uncertainties and factors that could cause actual results to differ materially from past results and future plans and projected and estimated future results can be found in the Company Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and in subsequent reports on Form 10-Q, including in the sections thereof captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” as well as in its subsequent reports on Form 8-K, all of which are filed with the SEC and available free of charge at www.sec.gov.

None of the Company, Royal, Blackstone or their respective affiliates or representatives assumes any obligation to update or correct any forward-looking statements or other information contained in this Current Report.

Additional Information

This Current Report is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed business combination or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act. In connection with the proposed business combination, the Company intends to file a proxy statement with the U.S. Securities and Exchange Commission (“SEC”). The definitive proxy statement and other relevant documents will be sent or given to the stockholders of the Company and will contain important information about the proposed business combination and related matters. The Company’s stockholders and other interested persons are advised to read, when available, the proxy statement in connection with the Company’s solicitation of proxies for the meeting of stockholders to be held to approve the business combination because the proxy statement will contain important information about the proposed business combination. When available, the definitive proxy statement will be mailed to the Company’s stockholders as of a record date to be established for voting on the business combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

The Company and its directors and officers may be deemed participants in the solicitation of proxies of the Company’s stockholders in connection with the proposed business combination. The Company’s stockholders and other interested persons may obtain, without charge, more detailed information regarding the directors and officers of the Company in its Registration Statement on Form S-1 initially filed with the SEC on June 28, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC regarding the proposed business combination if and when they become available.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSPREY ENERGY ACQUISITION CORP.

Date: June 4, 2018	By:	/s/ Jeffrey F. Brotman
Name: Jeffrey F. Brotman
Title: Chief Financial Officer, Chief Legal Officer

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EXHIBIT INDEX

Exhibit No.	Description of Exhibits
2.1*	Contribution Agreement, dated as of June 3, 2018, among Royal Resources L.P., Royal Resources GP L.L.C., Nobel Royalties Acquisition Co. LP, Hooks Ranch Holdings LP, DGK ORRI Holdings, LP, DGK ORRI GP LLC, Hooks Holding Company GP, LLC and Osprey Energy Acquisition Corp.
10.1*	Form of Subscription Agreement, dated as of June 3, 2018, by and between Osprey Energy Acquisition Corp. and the subscriber named therein.
10.2	Form of Lockup Agreement, dated as of June 3, 2018, by and between Osprey Energy Acquisition Corp. and the holder named therein.
99.1*	Voting Agreement, dated as of June 3, 2018, among Royal Resources L.P., Osprey Sponsor, LLC and certain other persons party thereto.
99.2	Press Release dated June 3, 2018.
99.3	Investor Presentation dated June 3, 2018.

*	Certain schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request.

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